Exhibit 99.1

Cadence Pharmaceuticals Reports Third Quarter 2012 Financial Results

SAN DIEGO, CA – November 5, 2012 – Cadence Pharmaceuticals, Inc. (NASDAQ: CADX), a biopharmaceutical company focused on acquiring, in-licensing, developing and commercializing proprietary products principally for use in the hospital setting, today reported financial results for the third quarter and nine months ended September 30, 2012.

Highlights from the third quarter include:

•	Net product revenue for the third quarter of 2012 was $13.9 million, an increase of $2.8 million, or 25%, from $11.1 million for the second quarter of 2012

•

Net product revenue for the nine months ended September 30, 2012 was $33.0 million, which is $27.4 million, or nearly five times, higher than the $5.6 million of net product revenue reported for the same period in 2011

•	The customer base for OFIRMEV increased by 10% during third quarter as compared to the second quarter of this year, with a total of nearly 3,500 unique customer accounts at September 30, 2012

•	The gross margin on sales of OFIRMEV was 56% for the third quarter of 2012, which represents an improvement over the 48% gross margin reported for the second quarter of 2012

•	As of September 30, 2012, OFIRMEV was on formulary at over 2,000 institutions throughout the U.S.

“With strong third quarter sales growth and continued expansion of its user base we believe that, OFIRMEV, used as the foundation of a multimodal analgesic approach, is on track to become a standard of care in acute pain management. An increasing number of physicians and hospitals are choosing OFIRMEV to effectively manage acute pain and to reduce opioid use. OFIRMEV’s customer base has nearly doubled over the past year and it is now being used in over 70% of the top 2,000 accounts in the country when ranked by the quantity of IV analgesic products purchased,” said Ted Schroeder, President and CEO of Cadence.

Financial Results

For the three months ended September 30, 2012, Cadence reported net product revenue of $13.9 million, an increase of $10.4 million from the $3.5 million of net product revenue reported for the three months ended September 30, 2011. For the nine months ended September 30, 2012, the company reported net product revenue of $33.0 million, an increase of $27.4 million from the $5.6 million of net product revenue reported for the corresponding period in 2011. During the nine months ended September 30, 2012, the company reported less than $0.1 million in licensing revenue as compared to $5.2 million reported for the nine month period ended September 30, 2011, which was primarily related to a one-time data license to Terumo Corporation, which intends to seek regulatory approval in Japan for the same intravenous formulation of acetaminophen as OFIRMEV. No licensing similar revenue was reported for the three months ended September 30, 2011 or 2012.

For the three months ended September 30, 2012, Cadence reported a net loss of $15.9 million, or $0.19 per share, compared to a net loss of $21.8 million, or $0.34 per share, for the comparable period in 2011. For the nine months ended September 30, 2012, the company’s net loss was $59.6 million, or $0.70 per share, compared to a net loss of $65.4 million, or $1.03 per share, for the comparable period in 2011.

Cost of product sales for the three months ended September 30, 2012, was approximately 44% of net product revenue, compared to 65% for the comparable period in 2011. The reduction in costs was mostly attributable to increased efficiencies from higher production volumes in 2012, while net product revenue benefitted from a higher net selling price as a result of a price increase implemented in July 2012. In addition, the company’s cost of product sales for the three months ended September 30, 2011, was negatively impacted by an accrual for minimum royalty obligations. For the nine months ended September 30, 2012, cost of product sales was 49% of net product revenue, compared to 64% for the comparable period in 2011. This decrease includes efficiencies achieved in 2012 as a result of higher production volumes, which were partially offset by higher freight costs resulting from the company’s temporary supply disruption during the first quarter of this year, unabsorbed manufacturing costs, and an inventory write-down. These excess costs were primarily related to Cadence’s previously reported suspension of production of OFIRMEV at its initial contract manufacturer’s facility.

Research and development expenses for the three months ended September 30, 2012, increased $0.5 million to $2.2 million, from $1.7 million for the comparable period in 2011. This increase was primarily a result of severance obligations related to the departure of two of the company’s officers, and included approximately $0.3 million of non-cash stock-based compensation expense. For the nine months ended September 30, 2012, the company reported research and development expenses of $5.4 million, a decrease of $1.6 million from the $7.0 million reported for the comparable period in 2011. This reduction was primarily attributable to the workforce restructuring implemented in the fourth quarter of 2011, partially offset by severance charges incurred during the third quarter of 2012.

Selling, general and administrative costs for the three months ended September 30, 2012, increased $0.1 million to $20.0 million, from $19.9 million for the three months ended September 30, 2011. For the nine months ended September 30, 2012, selling, general and administrative expenses increased $5.8 million to $66.8 million, from $61.0 million for the comparable period in 2011. This increase was mostly attributable to legal costs incurred in relation to the company’s ongoing intellectual property litigation, and increased commissions earned by Cadence’s hospital sales specialists due to increased product sales.

As of September 30, 2012, Cadence reported cash, cash equivalents and short-term investments of $74.5 million and net accounts receivable of $6.8 million.

Guidance

As of November 5, 2012, Cadence expects that net product revenue from sales of OFIRMEV for the three months ending December 31, 2012, will range from approximately $15.9 million to $16.4 million.

Conference Call and Webcast on November 5, 2012 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time)

Cadence management will host a conference call on November 5, 2012, at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) and interested investors may participate in the conference call by dialing (877) 303-9145 (domestic) or (760) 536-5203 (international). To access the webcast, please visit the company’s website at www.cadencepharm.com and go to the Investors page. A replay of the webcast will be available approximately two hours after the call and remain available on the company’s website until the next quarterly financial results call. Cadence uses the Investors portion of its website as one means of disclosing material non-public information, and investors are encouraged to monitor Cadence’s website in addition to following the company’s press releases, SEC filings and public conference calls and webcasts.

About OFIRMEV® (Acetaminophen) Injection

OFIRMEV (acetaminophen) injection (1000 mg / 100 mL, 10 mg / mL; for intravenous use only), Cadence Pharmaceuticals’ proprietary intravenous formulation of acetaminophen, is indicated for the management of mild to moderate pain, the management of moderate to severe pain with adjunctive opioid analgesics, and the reduction of fever. The FDA approval of OFIRMEV was based on data from clinical trials in approximately 1,020 adult and 355 pediatric patients. These trials included two studies evaluating the safety and effectiveness of OFIRMEV in the treatment of pain, and one study evaluating OFIRMEV in the treatment of fever. The effectiveness of OFIRMEV for the treatment of acute pain and fever has not been studied in pediatric patients less than 2 years of age.

Important Safety Information

Do not exceed the maximum recommended daily dose of acetaminophen. Administration of acetaminophen by any route in doses higher than recommended may result in hepatic injury, including the risk of severe hepatotoxicity and death. OFIRMEV is contraindicated in patients with severe hepatic impairment, severe active liver disease or with known hypersensitivity to acetaminophen or to any of the excipients in the formulation. Acetaminophen should be used with caution in patients with the following conditions: hepatic impairment or active hepatic disease, alcoholism, chronic malnutrition, severe hypovolemia, or severe renal impairment. OFIRMEV should be administered only as a 15-minute intravenous infusion. Discontinue OFIRMEV immediately if symptoms associated with allergy or hypersensitivity occur. Do not use in patients with acetaminophen allergy. The most common adverse reactions in patients treated with OFIRMEV were nausea, vomiting, headache, and insomnia in adult patients and nausea, vomiting, constipation, pruritus, agitation, and atelectasis in pediatric patients. The antipyretic effects of OFIRMEV may mask fever in patients treated for post-surgical pain.

For more information, please see the complete OFIRMEV Prescribing Information, available at www.OFIRMEV.com or www.cadencepharm.com.

About Cadence Pharmaceuticals, Inc.

Cadence Pharmaceuticals is a biopharmaceutical company focused on acquiring, in-licensing, developing and commercializing proprietary products principally for use in the hospital setting. The current version of Cadence Pharmaceuticals’ corporate overview may be viewed on the Investors page of www.cadencepharm.com under “Events & Presentations” by selecting “Corporate Overview.”

Forward-Looking Statements

Statements included in this press release and Cadence’s conference call that are not a description of historical facts are forward-looking statements. Words such as “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements, and are based on Cadence’s current beliefs and expectations. Such statements include, without limitation, statements regarding: Cadence’s belief that OFIRMEV is on track to become a standard of care in acute pain management; Cadence’s expectation that an increasing number of physicians are choosing OFIRMEV to effectively manage acute pain and reduce opioid use; and the company’s guidance regarding net product revenue from sales of OFIRMEV for the fourth quarter of 2012. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Cadence’s actual future results may differ materially from Cadence’s current expectations due to the risks and uncertainties inherent in its business. These risks include, but are not limited to: Cadence’s dependence on the successful commercialization of OFIRMEV, which is the company’s only product; Cadence’s ability to achieve broad market acceptance and generate revenues from sales of OFIRMEV; Cadence’s dependence on its contract manufacturers and its ability to ensure an adequate and continued supply of OFIRMEV to meet market demand; Cadence’s ability to successfully enforce its marketing exclusivities and intellectual property rights, and to defend the patents covering OFIRMEV, including in current patent litigation with the parties that have submitted abbreviated new drug applications (“ANDAs”) for generic versions of OFIRMEV; the potential that Cadence may be required to continue patent litigation for substantial lengths of time or file additional lawsuits to defend its patent rights from challenges by companies that have submitted ANDAs for generic versions of OFIRMEV, and the substantial costs associated with such lawsuits; the potential introduction of generic competition to OFIRMEV in the event Cadence is unsuccessful in current or future patent litigation; Cadence’s dependence on its licensors for the maintenance and enforcement of its intellectual property rights; the potential product liability exposure associated with pharmaceutical products such as OFIRMEV and other products Cadence may in-license or acquire; Cadence’s ability to fully comply with numerous federal, state and local laws and regulatory requirements that apply to its commercial activities; public concern regarding the safety of drug products such as OFIRMEV, which could result in the implementation by regulatory agencies of new requirements to include unfavorable information in the labeling for OFIRMEV; the risk that Cadence may not be able to raise sufficient capital when needed, or at all; and other risks detailed under

“Risk Factors” and elsewhere in Cadence’s periodic reports and other filings made with the Securities and Exchange Commission from time to time. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995, and Cadence undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

Cadence® and OFIRMEV® are trademarks of Cadence Pharmaceuticals, Inc.

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Contact:	William R. LaRue	Kelli France
	SVP & Chief Financial Officer	Media Relations
	Cadence Pharmaceuticals, Inc.	WCG
	Phone: 858-436-1400	Phone: 415-946-1076

CADENCE PHARMACEUTICALS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenue:
Product revenue, net	$13,898	$3,541	$32,977	$5,597
License revenues	—	—	33	5,210

Total revenues	13,898	3,541	33,010	10,807

Costs and expenses:
Cost of product sales	6,076	2,318	16,078	3,588
Amortization of patent license	336	336	1,008	1,232
Research and development	2,235	1,656	5,446	7,002
Selling, general and administrative	20,039	19,943	66,811	61,003
Other	13	—	14	(1)

Total costs and expenses	28,699	24,253	89,357	72,824

Loss from operations	(14,801)	(20,712)	(56,347)	(62,017)
Other expense, net	(1,089)	(1,117)	(3,205)	(3,398)

Net loss	$(15,890)	$(21,829)	$(59,552)	$(65,415)

Basic and diluted net loss per share(1)	$(0.19)	$(0.34)	$(0.70)	$(1.03)

Shares used to compute basic and diluted net loss per share(1)	85,560	63,613	85,544	63,410

(1)	There is a lack of comparability in the per share amounts between the periods presented as a result of the issuance of 21,800 shares of common stock pursuant to a public offering in November 2011.

CADENCE PHARMACEUTICALS, INC.

CONDENSED BALANCE SHEETS

(in thousands)

	September 30, 2012	December 31, 2011
	(unaudited)
Assets
Current assets:
Cash, cash equivalents and short-term investments	$74,529	$127,227
Restricted cash	450	450
Accounts receivable, net	6,848	2,703
Inventory	4,874	1,388
Prepaid expenses and other current assets	741	1,161

Total current assets	87,442	132,929
Property and equipment, net	10,004	10,569
Intangible assets, net	12,425	13,433
Restricted cash	190	190
Other assets	7,021	7,039

Total assets	$117,082	$164,160

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$6,313	$3,801
Accrued liabilities	12,283	10,945
Deferred revenue	2,001	1,291
Current debt, less discount	7,912	—

Total current liabilities	28,509	16,037
Other liabilities	602	117
Long-term debt, less discount	21,193	28,696
Total stockholders’ equity	66,778	119,310

Total liabilities and stockholders’ equity	$117,082	$164,160